FORM 51-901F

QUARTERLY REPORT

Incorporated as part of:                __________________Schedule A

 ________x________Schedules B & C

ISSUER DETAILS:

NAME OF ISSUER

Derek Oil and Gas Corporation

ISSUER'S ADDRESS

#1550 - 355 Burrard Street

Vancouver, B.C.  V6C 2G8

ISSUER TELEPHONE NUMBER

(604) 331-1757

CONTACT PERSON

Frank Hallam

CONTACT'S POSITION

Director

CONTACT TELEPHONE NUMBER

(604) 331-1757

CONTACT E-MAIL ADDRESS

investor@derekresources.com

WEBSITE ADDRESS

www.derekresources.com

FOR QUARTER ENDED

July 31, 2003

DATE OF REPORT

September 29, 2003

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS.  A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT.  PLEASE NOTE THAT THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

"Barry C.J. Ehrl"

Barry Ehrl

2003/09/29

DIRECTOR'S SIGNATURE

DIRECTOR'S NAME

DATE SIGNED

(YY/MM/DD)

"Frank Hallam"

Frank Hallam

2003/09/29

DIRECTOR'S SIGNATURE

DIRECTOR'S NAME

DATE SIGNED

(YY/MM/DD)

#

Derek Oil and Gas Corporation

July 31, 2003

Schedule B: Supplementary Information

(1)

For the current fiscal year-to-date:

(a)

$23,667 in exploration and development costs have been incurred during the year to date, and deferred to the LAK Ranch project; and

(b)

general, administrative and operating expenses are broken down on the statement of loss and deficit and total $88,440 for the period, and

(c)

non-arms length expenditures, including management fees, consulting fees, professional fees and benefits totaled $34,228, of which $nil was deferred to the LAK Ranch Property.

(2)

For the quarter under review:

(a)

Securities Issued –

During the quarter 1,100,000 units were subscribed for at a price of $0.20 per unit.  Each unit consists of a share and a share purchase warrant.  Each share purchase warrant allows the holder to purchase one additional share at a price of $0.25 until April 23, 2004.

During the quarter the company announced a private placement of 4,000,000 units at a price of $0.15 per unit.  Each unit consists of one share and one half of a share purchase warrant.  Each full share purchase warrant entitles the holder to purchase an additional share at a price of $0.20 until July 14, 2004.  During the quarter 2,207,166 units were closed with the balance of 1,792,834 units closing in August 2003.

(b)

Options Cancelled and Granted –

During the quarter no incentive options were cancelled; and no incentive stock options were granted.

(c)

Securities Expired –

During the quarter, no options or share purchase warrants expired.

Derek Oil and Gas Corporation

July 31, 2003

Schedule B:

  Supplementary Information (cont'd)

(3)

As at the end of the quarter:

(a)

Authorized capital:

100,000,000 common shares

Issued and outstanding:

  22,343,185 common shares

(b)

Summary of options –

Number of Options

Exercise Price

Expiry Date

75,000

1.44

May 5, 2004

 3,667

2.25

October 15, 2004

16,667

2.10

December 16, 2004

584,999

1.05

November 4, 2005

(a)

Summary of warrants –

Number of Warrants

Exercise Price

Expiry Date

97,000                         $2.25                                 August 20, 2003

178,333                       $1.20

                                 September 14, 2003

529,828                       $1.20

                                 October 19, 2003

1,383,973                    $1.20

                                 December 21, 2003

1,100,000                    $0.25

                                 April 23, 2004

1,103,583                    $0.20                                  July 14, 2004

1,305,833                    $0.45                                 August 30, 2004

100,000                       $0.45                                 December 13, 2004

(d)

At period end the total number of shares in escrow or subject to a pooling agreement:

nil shares.

(e)

List of Directors:

Barry C.J. Ehrl

Edward G. Byrd

Frank R. Hallam

John Lush

Patrick Boswell

Derek Oil and Gas Corporation

July 31, 2003

Schedule B:  Supplementary Information (cont'd)

(f)

List of Officers:

Barry C.J. Ehrl      - President & C.E.O.

Frank R. Hallam    - C.F.O.

Brent C. Ehrl         - Secretary

Robert Swenarchuk - Vice President of Communications

Derek Oil and Gas Corporation

July 31, 2003

Schedule C:  Management Discussion

(1)

 Description of The Business

The Company is principally engaged in the enhanced oil recovery business.  The Company employs  a strategy whereby new recovery technologies may be utilized to recover known oil resources, from previously explored reservoirs, where oil was previously uneconomic to recover using conventional technology.  The Company accepts some carefully assessed risks associated with the implementation of new recovery techniques, but is averse to geological or exploration risk.  Following this strategy the Company has acquired and retained one active property in Wyoming, U.S.A., the LAK Ranch Oil Project.

(2)

Discussion of Operations and Financial Condition

By way of an option agreement dated September 24, 1997 the company has a working interest in the unproven LAK Ranch (LAK) oil leasehold interest located near Newcastle, Wyoming, U.S.A.  Under the terms of the option agreement the company acquired a 75% interest in the LAK property and up to a 37.5% interest in two adjoining tracts of lands by making payments of US $500,000 and funding US $3,600,000 in exploration expenditures by December 31, 2000.  The agreement required that all property expenditures made in excess of US $3,500,000 were to be on a pro-rata basis by the company and the optionor.

Preliminary site investigation, engineering and confirmation drilling was completed during the 1998 fiscal year.  The data returned confirmed earlier oil quality, saturation, and resource estimates for the area drilled and indicated that an economic SAGD project was viable for the Property.  By mid 2000 the company had raised sufficient funding to conduct a SAGD pilot project on the LAK property and drilling and construction activities were commenced in June of that year.

On December 19, 2000 the company delivered formal notice to the optionor that the company had spent US $3,868,144 on qualifying expenditures for the LAK project and had met the earn-in requirements of the September 1997 option agreement and that the company had vested it’s 75% working interest in the LAK property.  In early January 2001 the company delivered a cash call to the optionor for the 25% share of ongoing project costs.  By January 30, 2001 the optionor had made no payment to the company with respect to their 25% share of ongoing costs for the LAK property.  The company delivered a formal notice of default to the optionor for their failure to pay amounts then due.

On March 1, 2001 the company initiated formal foreclosure proceedings in Wyoming.  The optionor contested the company’s foreclosure proceedings to the Wyoming District Court.  The Court upheld the company’s right to foreclose.  On April 13, 2001 the company foreclosed on all of the optionor’s

Derek Oil and Gas Corporation

July 31, 2003

Schedule C: Management Discussion (Cont’d)

(2)

Discussion of Operations and Financial Condition (cont’d)

rights and interests to the LAK property for a bid amount of US $852,571, representing the optionor’s share of LAK property costs incurred to date, giving the company a 100% interest in the property.

Subsequent to the foreclosure, the optionor filed a lawsuit against the company claiming that the company had not earned its interest in the LAK property.  The company then filed a motion for partial summary judgement against the optionor and the court in Wyoming set a date to hear the motion on October 31, 2001.

Prior to the court hearing, on October 18, 2001, the optionor agreed to a settlement.  Under the terms of the settlement agreement the optionor relinquished any claim to any right or interest in the LAK Ranch Property.  In return they received a proportionate, reducible gross overriding royalty on the property of 0.7%.  They were also granted certain participation rights in the event that the Company should sell some or all of its rights and interests in the property.  From any net sales proceeds the optionor will receive a 7.5% interest in the first US $7.5 million of net proceeds and 1.0% of any proceeds thereafter, subject to certain adjustments.

Initial testing and steaming operations were commenced at the LAK project in April – June 2001.  During that time many interruptions and adjustments occurred, as the plant was being set up and adjusted for the first time.  During this time approximately 3,156 barrels of oil were lifted and sold.  Operations were halted in June of 2001 due to the legal problems described above.

On October 4, 2001 the Company re-commenced steaming operations at the LAK Ranch Oil Project and by early January 2002 production of 2,207 barrels had been lifted and sold.  However, due to waste- water management problems, steaming operations at the LAK SAGD project were halted in early January 2002.  These waste- water problems have now been sold and the plant will be operated to complete a 12-month pilot test once the company has secured sufficient funding.

During the two short test runs described above at the LAK SAGD project, a total of 5,363 barrels were produced and sold for proceeds of US $111,924.

During the year ended April 30, 2002, as part of certain financings, the company granted additional royalties of US $0.1360838 per barrel of oil produced on the LAK property.

The company has posted performance bonds of US $55,000 in relation to the LAK property.

Derek Oil and Gas Corporation

July 31, 2003

Schedule C:  Management Discussion (cont’d)

(2)

Discussion of Operations and Financial Condition (cont’d)

During the period ended July 31, 2003, the company capitalized $nil  in general and administrative costs and incurred additional capital and development costs of $23,667 in the LAK property (2002 - $27,876).

On June 6, 2001 the company issued a promissory note in the principal amount of US $100,000.  Interest on the note was calculated at rate of 0.8333% per month and interest was payable monthly.  All principal and any outstanding interest was due and payable on June 6, 2002.  In addition to the interest payable on the note, the lender received a gross overriding royalty on the LAK Ranch property of US $0.01 per barrel of oil produced.  On August 21, 2002 the lender agreed to settle US $50,000 (C $78,675) from the principal amount in exchange for common shares of the company at   a price of $0.30 per share.  These amounts were included in the Company’s February 5, 2003 share for debt filing.  The Lender has agreed to secure the remaining principal amount of US $50,000 (C $78,685) by way of a new promissory note bearing interest payable monthly at a rate of 0.8333% per month.

On June 15, 2001 the company issued a promissory note in the principal amount of US $471,183 (C $741,500) in settlement of accounts payable to a single creditor.  Interest on the note was calculated at a rate of 10.0% per annum.  All principal and interest was due and payable on May 31, 2002.  In addition to the interest payable on the note, the lender received a gross overriding royalty on the LAK Ranch property of US $0.0471 per barrel of oil produced.  The lender also received a right to convert some or all of the principal and interest outstanding into shares of the company at a price of $0.75 per share at any time during the life of the note.  The company did not repay the principal and interest on May 31, 2002 and by that time had incurred a further US $38,416.93 in payables for goods and services to this creditor.  On August 21, 2002 the company was indebted to this creditor for principal, interest and payables totalling US $568,440 (C $894,220).  On August 21, 2002 the lender agreed to settle one half of this total debt, or US $284,220 (C $447,110) in exchange for common shares of the company at a price of $0.30 per share. These amounts were included in the Company’s February 5, 2003 share for debt filing.  The lender also agreed that the remaining amount payable by the company of US $284,220 (C $447,110) would be secured by way of a new note issued by the company which is payable no later than September 30, 2003.  The company is negotiating an extension to this note payable.

On June 27, 2001 the company issued a promissory note for a principal amount of US $100,000.  The note bears interest at a rate of 10.0% per annum and all interest and principal is due and payable by the company on May 31, 2003.  In addition to the interest payable on the note, the lender received

Derek Oil and Gas Corporation

July 31, 2003

Schedule C - Management Discussion

(2)

Discussion of Operations and Financial Condition (cont’d)

a gross overriding royalty on the LAK Ranch property of US $0.01 per barrel of oil produced.  The lender also received a right to convert some or all of the principal and interest outstanding into shares of the company at a price of $0.75 per share at any time during the life of the promissory note.  On August 21, 2002, the company settled the accrued interest on this note in the amount of US $12,114 (C $19,064) in exchange for common shares of the company at a price of $0.30 per share. These amounts were included in the Company’s February 5, 2003 share for debt filing.   The promissory note itself remains in good standing.

On February 5, 2003 the TSX Venture exchange accepted a settlement of debt filing where the company issued 4,915,178 shares at a price of $0.30 to settle $1,474,554 of the above listed promissory notes and certain other trade payables.

Management is actively pursuing additional financing and is pursuing a partnership with an outside source to develop the LAK Ranch property.  On April 15, 2003, the company entered into an agreement with an investor whereby the investor will provide $700,000 US to fund operating and development expenditures on the existing pair constructed on the LAK Ranch project. In exchange for this funding, the investor will earn a direct, fully participating 49% interest in the existing well pair and will receive 49% of net revenues from the well pair until such time as the investor has received 1.2 times its original investment ($840,000 US).  Subsequent to achieving the payback, the investor’s working interest will be reduced to 33%.  Under the terms of the farm-in agreement, the funding may only be spent on qualifying operating and development expenses on the existing well pair.  In addition, the investor will have the right to participate for a 33% working interest in up to one new well pair per year for each of the calendar years 2004 through 2007.  The terms of this funding agreement require the Company to raise and additional $300,000 US by November 1, 2003 (raised), to provide total financing for the existing well pair of $1,000,000.

The Company's investor relation activities have consisted of press releases in the normal course of business, the answering of telephone inquiries and the dissemination of corporate and promotional materials to interested parties.

(3)

Subsequent Events

On August 13, 2003, the Company closed a private placement of 4,000,000 units at $0.15 per unit for net proceeds of  $600,000.  $300,000 US of these monies is to be used on development of the existing well pair as per the investor agreement mentioned above.  The balance of the funds is for general working capital.  A portion of this placement closed prior to period end.

Derek Oil and Gas Corporation

July 31, 2003

Schedule C - Management Discussion

(4)

Financings, Principal Purposes and Milestones

To finance ongoing development expenditures, the Company has completed the following financing transactions:

1.

On March 10, 2001 the Company commenced steaming operations at the LAK Ranch SAGD Project in Wyoming, U.S.A.  After more than three years of work to design, engineer, finance and construct the plant, the commencement of operations is seen as a major milestone for the Company.

2.

On August 30, 2002 the Company closed a private placement of 1,305,833 units at $0.30 per unit.  Each unit consisted of one common share and one common share purchase warrant. Each purchase warrant allows the holder to purchase one additional common share at a price of $0.45 per share for a period of two years.  Proceeds of $391,750 were used for general and administrative expenses and working capital related to the LAK Ranch SAGD Project in Wyoming.

3.

On December 13, 2002 the Company closed a private placement of 100,000 units at a price of $0.30 per unit.  Each unit consisted of one common share and one common share purchase warrant. Each purchase warrant allows the holder to purchase one additional common share at a price of $0.45 per share for a period of two years.  Proceeds of $30,000 were used for general and administrative expenses.

4.

On April 15, 2003, the company entered into an agreement with an investor whereby the investor will provide $700,000 US to fund operating and development expenditures on the existing pair constructed on the LAK Ranch project. .  The terms of this funding agreement require the Company to raise and additional $300,000 US by November 1, 2003 (raised), to provide total financing for the existing well pair of $1,000,000.

5.

On August 13, 2003, the Company closed a private placement of 4,000,000 units at $0.15 per unit for net proceeds of  $600,000.  $300,000 US of these monies is to be used on development of the existing well pair as per the investor agreement mentioned above.  The balance of the funds is for general working capital purposes.

6.

The Company’s major milestones for the near term include:

-the operation of the LAK Ranch pilot plant for twelve continuous months to gather required production data and prove economic production;

Derek Oil and Gas Corporation

July 31, 2003

Schedule C - Management Discussion

 (4)

Financings, Principal Purposes and Milestones

-the settlement of the outstanding notes payable due September 30, 2003;

-complete in fill drilling as required for an audit of the oil reserves at LAK Ranch, and

-the continued financing of the Company until production revenues can sustain operations.

The company has secured project financing necessary to restart operations.  Oil from the first well pair is expected to begin to flow in the fourth quarter.  An extension of the notes payable is currently being negotiated and a short-term extension is expected to be agreed upon by the parties shortly.

The company continues to pursue additional financing to reduce its payables and expects to close a placement for these purposes in the second or third quarter.

(5)

Liquidity and Solvency

At July 31, 2003 the Company had a net working capital deficiency of ($1,273,774), of which $626,326 was in the form of short-term notes.  The Company remains dependent upon the efforts of its shareholders and management to ensure that sufficient funds are obtained to keep the Company   a going concern.

The Company’s Internet web site can be found at: www.derekresources.com  For further information readers should review the Company’s continuous disclosure information at: www.sedar.com.